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                                                                      Exhibit 21
                         Subsidiaries of the Registrant


TeleSpectrum Government Services, Inc., a Delaware corporation

TeleSpectrum Worldwide (Canada) Inc., a Canadian corporation

TLSP Investments, Inc., a Delaware corporation

TLSP Trademarks, Inc., a Delaware corporation

CRW Financial, Inc., a Delaware corporation